CONSULTING AGREEMENT

CONSULTING AGREEMENT (this “Agreement”) effective the 8th day of October, 2019, by and between the Enigma-Bulwark, Ltd., a Nevada corporation at 1327 Ocean Avenue, Suite B, Santa Monica, CA 90401 (the “Company”), and Yinuo Jiang at 3559 Sawtelle Blvd., #1, Los Angeles, CA 90066 (the “Consultant”).

WHEREAS, the Company desires to retain Consultant to serve as Corporate Secretary of the Company pursuant to the Board of Director’s appointment on October 8, 2019, on the terms and conditions set forth in this Agreement, and Consultant desires to be retained by the Company on such terms and conditions.

NOW, THEREFORE, in consideration of the premises, the mutual agreements herein set forth and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties agree as follows:

1.Engagement of Consultant; Services to be Performed.

1.1.The Company hereby retains Consultant to serve as Corporate Secretary pursuant to the Board of Director’s appointment on October 8, 2019.  Consultant hereby accepts such appointment and agrees to perform such services for the Company upon the terms and conditions set forth in this Agreement.

1.2.This Agreement supersedes any other agreement between Consultant and the Company or its subsidiaries.

1.3.During the Term (as defined in Section 2), Consultant shall devote such time, attention, skill and energy to the business of the Company as may be reasonably required to perform the services required by this Agreement up to a maximum time commitment of 40 hours in any calendar month, and shall assume and perform to the best of her ability such reasonable responsibilities and duties as the Company shall assign to Consultant from time to time.

1.4.Consultant shall perform the services hereunder at Consultant’s home office and from time to time at the Company’s principal office and shall, at the Company’s expense, also be required to render the services at such other locations as the Company may specify from time to time.

1.5.In rendering services hereunder, Consultant shall be acting as an independent contractor and not as an employee or agent of the Company.  As an independent contractor, Consultant shall have no authority, express or implied, to commit or obligate the Company in any manner whatsoever, except in the capacity as Corporate Secretary of the Company, or as specifically authorized from time to time in writing by an authorized representative of the Company, which authorization may be general or specific.  Nothing contained in this Agreement shall be construed or applied to create a partnership.  Consultant shall be responsible for the payment of all federal, state, provincial or local taxes payable with respect to all amounts paid to Consultant under this Agreement; provided, however, that if the Company is determined to be liable for collection and/or remittance of any such taxes, Consultant shall immediately reimburse the Company for all such payments made by the Company.

Enigma-Bulwark, Ltd.Consulting Agreement

Yinuo JiangPage 1 of 2

2.Term.  Unless terminated at an earlier date in accordance with Section 4, this Agreement shall commence as of the date first written above and shall continue for a continuous period of three (3) years (the “Term”) and renewable for additional one year periods if both parties agree.

3.Compensation

3.1.Cash: As compensation for Consultant’s services hereunder, the Company shall pay to Consultant a consulting fee of one hundred thousand dollars ($100,000) per annum, payable monthly over the term of this Agreement (“Consulting Fee”), subject to Section 3.1(a).

(a)Deferral: Cash Compensation under Section 3.1 shall be deferred and accrued (“Deferred Compensation”) until such time as (i) the Company has secured a minimum of $250,000; or (ii) the Company has remained cash flow positive for a period of three (3) months, maintaining an average minimum cash balance of $25,000 per month.

(b)Conversion: The Consultant may, at her option, elect to convert the Deferred Compensation, or any portion thereof, into shares of the Company’s restricted common stock at a conversion price equal to the Company’s average trading price for the twenty (20) days immediately preceding the Consultant’s written request for conversion.

3.2.Equity

(a)Stock Award. Upon execution of this Agreement, Consultant shall be granted one million (1,000,000) shares of the Company’s restricted stock at a price of $0.001 per share (the “Stock Award”), the payment of which may be offset against monies owed to Consultant pursuant to Section 3.1(a) above.  The Stock Award shall be fully vested as of the date of this Agreement.

(b)Stock Options. Consultant may be granted non-qualified stock options during the Term of this Agreement as determined by the Company’s Board of Directors from time to time.

4.Termination By the Company.

4.1.For Cause. The Company will have the right to immediately terminate Consultant's services and this Agreement for cause.  "Cause" means:  any material breach of this Agreement by Consultant, including, without limitation, breach of Consultant’s covenants; conviction of a felony or failure to contest prosecution for a felony, other than what has been disclosed to the Company’s Board of Directors as of the signing of this Agreement, by Consultant; violation of any statute, rule or regulation, any of which in the judgment of the Company is harmful to the business of the Company or to the Company’s reputation; unethical practices; dishonesty; disloyalty; or any reason that would constitute cause under the laws of Nevada.  Upon termination of Consultant's engagement hereunder for cause or upon the death or disability of Consultant, Consultant will have no rights to any unvested benefits or any other compensation or payments after the termination date or the last day of the month in which Consultant’s death or disability occurred.

For purposes of this Agreement, “disability” means the incapacity or inability of Consultant, whether due to accident, sickness or otherwise, as determined by a medical doctor acceptable to the Board of Directors of the Company and confirmed in writing by such doctor, to perform the essential functions of Consultant’s position under this Agreement, with or without reasonable accommodation (provided that no

Enigma-Bulwark, Ltd.Consulting Agreement

Yinuo JiangPage 2 of 2

accommodation that imposes undue hardship on the Company will be required) for an aggregate of ninety (90) days during any period of one hundred eighty (180) consecutive days.

4.2.Without Cause.  The Company may terminate Consultant's engagement under this Agreement without cause and without advance notice; provided, however, that the Company will continue to pay, as severance pay, the Consulting Fee at the rate in effect on the termination date for a period of eighteen months.  Such payments will be at usual and customary pay intervals of the Company.

4.3.Termination By Consultant. Consultant may terminate Consultant’s engagement under this Agreement for any reason provided that Consultant gives the Company at least thirty (30) days’ notice in writing.  The Company may, at its option, accelerate such termination date to any date at least two weeks after Consultant’s notice of termination.  The Company may, at its option, relieve Consultant of all duties and authority after notice of termination has been provided.  All compensation, payments will cease on the termination date.

5.Expenses.  In addition to the payment of consulting fees set forth above, the Company shall reimburse Consultant all actual out-of-pocket costs for long-distance telephone services, facsimile transmissions, photocopying, courier services and postage, and all reasonable travel, lodging and per diem expenses, that he shall incur in connection with the rendering of Consultant’s services; provided that the Company shall have no obligation to reimburse any of such expenses except upon provision by Consultant of adequate documentation thereof in such form as the Company shall reasonably request; and provided further, that the Company shall have no such obligation in respect of any travel, lodging or per diem expenses unless the travel to which such expenses relate shall have been authorized in advance by the Company.

6.Protection of Trade Secrets, Know-How and/or Other Confidential Information.

6.1.Confidential Information.  Except as permitted or directed by the Company, during the Term or at any time thereafter Consultant shall not divulge, furnish or make accessible to anyone or use in any way (other than in the ordinary course of the business of the Company) any confidential or secret knowledge or information of the Company that Consultant has acquired or become acquainted with or will acquire or become acquainted with during the Term or during engagement by the Company prior to the Term, whether developed by Consultant or by others, concerning any trade secrets, confidential or secret designs, processes, formulae, products or future products, plans, devices or material (whether or not patented or patentable) directly or indirectly useful in any aspect of the business of the Company, any customer or supplier lists of the Company, any confidential or secret development or research work of the Company, or any other confidential information or secret aspects of the business of the Company.  Consultant acknowledges that the above-described knowledge or information constitutes a unique and valuable asset of the Company acquired at great time and expense by the Company and its predecessors, and that any disclosure or other use of such knowledge or information other than for the sole benefit of the Company would be wrongful and would cause irreparable harm to the Company.  Both during and after the Term, Consultant will refrain from any acts or omissions that would reduce the value of such knowledge or information to the Company.  The foregoing obligations of confidentiality, however, shall not apply to any knowledge or information which is now published, or which subsequently becomes generally publicly known in the form in which it was obtained from the Company, other than as a direct or indirect result of the breach of this Agreement by Consultant.

Enigma-Bulwark, Ltd.Consulting Agreement

Yinuo JiangPage 3 of 2

6.2.Know-How and Trade Secrets.  All know-how and trade secret information conceived or originated by Consultant, which arises out of the performance of the services hereunder, or any related material or information shall be the property of the Company, and all rights therein are hereby assigned to the Company.

6.3.Return of Records.  Upon termination of this Agreement, Consultant shall deliver to the Company all property that is in her possession and that is the Company’s property or relates to the Company’s business, including, but not limited to records, notes, data, memoranda, software, electronic information, models, equipment, and any copies of the same.

7.Miscellaneous.

7.1.Entire Agreement.  This Agreement (including any exhibits, schedules and other documents referred to herein, if any) contains the entire understanding between the parties hereto with respect to the subject matter hereof and supersedes any prior understandings, agreements or representations, written or oral, relating to the subject matter hereof.

7.2.Counterparts.  This Agreement may be executed in separate counterparts, each of which will be an original and all of which taken together shall constitute one and the same agreement, and any party hereto may execute this Agreement by signing any such counterpart.

7.3.Severability.  Whenever possible, each provision of this Agreement shall be interpreted in such a manner as to be effective and valid under applicable law but if any provision of this Agreement is held to be invalid, illegal or unenforceable under any applicable law or rule, the validity, legality and enforceability of the other provision of this Agreement will not be affected or impaired thereby.

7.4.Successors and Assigns.  This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, personal representatives and, to the extent permitted by subsection (e), successors and assigns.

7.5.Assignment.  This Agreement and the rights and obligations of the parties hereunder shall not be assignable, in whole or in part, by either party without the prior written consent of the other party.

7.6.Modification, Amendment, Waiver or Termination.  No provision of this Agreement may be modified, amended, waived or terminated except by an instrument in writing signed by the parties to this Agreement.  No course of dealing between the parties will modify, amend, waive or terminate any provision of this Agreement or any rights or obligations of any party under or by reason of this Agreement.

7.7.Notices.  All notices, consents, requests, instructions, approvals or other communications provided for herein shall be in writing and delivered by personal delivery, overnight courier, mail, electronic facsimile or e-mail addressed to the receiving party at the address set forth above.  All such communications shall be effective when received.  Any party may change the address set forth above by notice to each other party given as provided above.

7.8.Headings.  The headings and any table of contents contained in this Agreement are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

Enigma-Bulwark, Ltd.Consulting Agreement

Yinuo JiangPage 4 of 2

7.9.Governing Law.  ALL MATTERS RELATING TO THE INTERPRETATION, CONSTRUCTION, VALIDITY AND ENFORCEMENT OF THIS AGREEMENT SHALL BE GOVERNED BY THE INTERNAL LAWS OF THE STATE OF NEVADA, WITHOUT GIVING EFFECT TO ANY CHOICE OF LAW PROVISIONS THEREOF.

7.10.Third-Party Benefit.  Nothing in this Agreement, express or implied, is intended to confer upon any other person any rights, remedies, obligations or liabilities of any nature whatsoever.

7.11.No Waiver.  No delay on the part of the Company in exercising any right hereunder shall operate as a waiver of such right.  No waiver, express or implied, by the Company of any right or any breach by Consultant shall constitute a waiver of any other right or breach by Consultant.

7.12.Jurisdiction and Venue.  THIS AGREEMENT MAY BE ENFORCED IN ANY FEDERAL COURT OR STATE COURT SITTING IN CALIFORNIA, AND EACH PARTY CONSENTS TO THE JURISDICTION AND VENUE OF ANY SUCH COURT AND WAIVES ANY ARGUMENT THAT VENUE IN SUCH FORUM IS NOT CONVENIENT.  IF ANY PARTY COMMENCES ANY ACTION UNDER ANY TORT OR CONTRACT THEORY ARISING DIRECTLY OR INDIRECTLY FROM THE RELATIONSHIP CREATED BY THIS AGREEMENT IN ANOTHER JURISDICTION OR VENUE, ANY OTHER PARTY TO THIS AGREEMENT SHALL HAVE THE OPTION OF TRANSFERRING THE CASE TO THE ABOVE-DESCRIBED VENUE OR JURISDICTION OR, IF SUCH TRANSFER CANNOT BE ACCOMPLISHED, TO HAVE SUCH CASE DISMISSED WITHOUT PREJUDICE.

7.13.Remedies.  The parties agree that money damages may not be an adequate remedy for any breach of the provisions of this Agreement and that any party may, in its discretion, apply to any court of law or equity of competent jurisdiction for specific performance and injunctive relief in order to enforce or prevent any violations this Agreement, and any party against whom such proceeding is brought hereby waives the claim or defense that such party has an adequate remedy at law and agrees not to raise the defense that the other party has an adequate remedy at law.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first set forth above.

 Company: Consultant:

ENIGMA-BULWARK, LTD.CONSULTANT

By:  /s/ Kyle W. Withrow               By: /s/ Yinuo Jiang

Kyle W. WithrowYinuo Jiang

Its: Chief Executive OfficerAn Individual

Enigma-Bulwark, Ltd.Consulting Agreement

Yinuo JiangPage 5 of 2